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The following article was published in the March 10, 2009 issue of Orthopedics This Week:

Orthopedics This Week – Volume 5, Issue 8

Orthofix CEO Milinazzo Rebukes Ramius
By Walter Eisner	March 10, 2009
The battle for seats on the Orthofix Board of Directors is in some ways a replay of the 2008 Democratic primary of “Change We Can Believe In” versus “The Change We’ve Been Waiting For.”

The company’s dissident shareholders at the Ramius hedge fund represent the “waiting for” movement, while Orthofix has the “believe in” message.

Alan Milinazzo, Orthofix’s President and CEO, told us in an interview at the recent AAOS annual meeting in Las Vegas that Orthofix has made significant changes since acquiring Blackstone Medical in 2006, and the company’s recent financial results demonstrate that it is the change to believe in. He laid out a spirited defense and sober reflection of why shareholders will be best served by keeping the current Board in place.

Orthofix’s decision to acquire Blackstone Medical in 2006 prompted Ramius to take a significant stake in the company. The hedge fund believed that the core business of Orthofix was sound and the acquisition of Blackstone Medical was a mistake. Ramius began a campaign to replace four of the 10 board members and change the direction of the company.

Ramius made its case for change to readers of OTW a few weeks ago. In this week’s issue, we bring you the case for staying the course with the changes put in place by the current Board.

Milinazzo told us that the recent financial performance of Orthofix shows the company is heading in the right direction, that half of the Ramius candidates are inexperienced and problematic, that Ramius has demonstrated erratic and irrational behavior during the proxy contest, and that Ramius is experiencing financial problems which should make shareholders highly skeptical of its motives.

Orthofix is open to advice from Ramius and has offered to provide it with confidential information so that Ramius has the full picture. However, says Milinazzo, Ramius has refused to sign confidentiality agreements which would tie Ramius’ hands in the disposition of its shares in the company.

In fact, Orthofix has even suggested that two of Ramius’ candidates appear qualified and the current Board could temporarily expand to 12 members and avoid the costly proxy fight. We asked Ramius if it would be interested in such an offer. The hedge fund chose not to respond to the Orthofix offer.

At this point, it’s hard to know who is winning the battle for the votes of the shareholders of Orthofix. But the recent fawning by analysts over Orthofix’s latest quarter has given the incumbents momentum.

OTW:  What is your message to shareholders regarding the current proxy contest?

Milinazzo:   I think there are three points I would want to emphasize.

First, the Board of Orthofix   is composed of Directors with very specific functional experiences   so when you have a group of 10 people in the room, they each bring   experience or expertise that allows the group to debate and discuss   matters and have various informed opinions and insights that are   based on years of experience. The composition of our Board is   the right one and has been central to our concern about what Ramius   is doing. We are very concerned that their nominees at best are   duplicative of expertise we’ve already brought in or have access   to, and at worst lack appropriate healthcare experience or demonstrated   operating successes.

Second, Orthofix has significantly improved the overall core business performance under the direction of this Board of Directors as evidenced by the significant growth rates in our Sports Medicine, Stimulation and Orthopedic businesses over the past three years. This success is directly tied to Board initiatives.

Third, the Blackstone acquisition was intended to provide Orthofix with a growth and value creation platform that we felt would serve our shareholders well over the long term. Orthofix had historically been undervalued compared to our peer group, and the historical product segments in which we competed were low- to mid-single-digit growth markets. Contrast that to the spine segment, which has been growing at double-digit rates and enjoying higher valuation multiples than traditional orthopedic companies. And remember, our strongest franchise then, and today, is our spine stimulation business which provides us with access to this important spine implant customer base.

So despite some unforeseen challenges at Blackstone which we faced in the second year after our acquisition, the strategy was and is still sound. We are improving the performance as evidenced by our recent results and we think that ultimately shareholder value will be much greater with a successful spine strategy.

We fully recognize that the acquisition has not performed in the short term the way anybody would have liked, and we acted aggressively to correct the issues well before Ramius appeared. We believe the results of those actions are beginning to show progress. For the medium and long terms, we believe that Blackstone will prove to be exactly the right acquisition.

OTW:  Ramius is criticizing the Board’s judgment in acquiring Blackstone. What went into your thinking in acquiring Blackstone?

Milinazzo:  We looked at many spine companies. We looked at all the names that you would expect and considered the following factors:

First was the price we would have to pay. Second was the technology that was available to us and third was the distribution system.

We thought Blackstone had the ingredients that made it the right fit. So I think the diligence we performed was all very much in line with standard practices for this type of transaction. We did internal primary diligence with key staff members; we hired the best lawyers from Hogan and Hartson and other top-tier firms; we hired the best external industry consultants; and we engaged physicians to help us evaluate the technology and the depth of that technology.

So, on the diligence side I think we did everything that we could to pick the right company for the right reasons. From an acquisition standpoint, the company could not be bought for an earnout, although we were able to get a very high holdback of $50 million. This represents a significant holdback for a deal of this size. To us this was an additional level of protection supporting the diligence process.

From an integration standpoint, our plan had two stages: in the first four quarters we were not going to change a thing at Blackstone. We were going to leave the Lyons brothers in place and everything was to remain the same. The second year was going to be when we began the integration activities of the companies based upon what we learned about the business during year one. We built our transition plans around that.

OIG Disruption

One year after we bought the company and just before we began phase two of the integration activities, we received a letter from the OIG (Office of Inspector General) that it was investigating the Blackstone business relating to a period of time prior to our acquisition of the company. We are assisting the government in this investigation and you can ask any CEO in this industry how disruptive, expensive and time-consuming it is, but it’s the right thing to do so you just do it. However, at the time this was initiated, it created management turnover with the Lyons brothers, which then negatively impacted the distribution system.

OTW: Then you had people leaving?

Milinazzo: This was at roughly the same time we went from the AdvaMed compliance program to a more rigid DPA-type compliance program. So companywide we began implementing programs that are important to the company’s evolution but can be difficult to implement within an independent, third-party distribution system. This initiative in combination with the processes that go along with being a publicly traded company caused some additional turnover.

Osteocel Disruption

The third issue we had to deal with arose when Osiris announced it was selling its Osteocel line to a competitor. Although we already had contingency plans in place, we were not in a position to disclose them specifically for a number of reasons. That announcement created additional distribution focus issues for us. In this business, a lot of these distributors have multiple product lines that they can carry. So we lost a lot of distributor attention at a critical time.

OTW: Ramius says that the loss of Osteocel should not have come as a surprise to you.

Milinazzo: Ramius is wrong about that. If you go back to look at their assessment, the people at Ramius felt like Osteocel was an important part of our decision to buy Blackstone. That is actually not correct. It [Osteocel] was less than $3 million in [Blackstone] revenue prior to our acquisition. Our diligence showed that it was significantly capacity-constrained based upon donor and processing issues.

Over time, it became a more important part of our portfolio, but only subsequent to the acquisition as a result of our successful field execution of the product. When we bought Blackstone we wanted to sign a longer-term deal with Osiris. Osiris actually wanted to sell the technology. So we began talking about either extending the agreement or buying the technology. The value difference was so great in terms of what Osiris believed the value of the technology was compared to what we believed it was that we just could not get to terms. So we immediately set out to see if an alternative technology existed.

We had met with MTF (Musculoskeletal Transplant Foundation) in the past and learned through our diligence that it had a project in which we could participate in on a long-term basis.

What we did not expect was that there would be another party that could come in and pay what we considered to be a very high price for the Osiris technology. We have a $10 million deal with MTF with very favorable terms for both parties which runs 10 years and spans both spine and orthopedic fields of use. So if you talk to our physicians today and talk to our distribution channel, they are thrilled with the new partnership with MTF and are excited about the early launch of Trinity Evolution in May.

Unhappy Shareholders

OTW:  Have there been any positives from the Ramius challenge?

Milinazzo:  We have several shareholders who are not pleased with the stock performance as you would imagine. We have had very constructive conversations with a number of those shareholders, and so, we welcome Ramius in terms of bringing information to our attention.

The challenge has been that in order for it to fully appreciate steps that we have taken to correct the business, Ramius would have to have access to information that the general public does not have. This would require a non-disclosure agreement (NDA), which Ramius has declined to sign. Ramius initially took the position that we should sell Blackstone. It seems to be wavering on that position after our Q4 results, but it has disclosed that it has no specific plans with regard to creating shareholder value. Because Ramius will not take the logical step of signing an NDA, there is only so much we can do at this time.

Changes Made

OTW:  You have made a number of changes regarding Blackstone. Would you have taken those steps on a different timeline had you not been involved in this proxy battle for the Board?

Milinazzo: We began implementing actions and changes at Blackstone many months prior to Ramius’ initial letter. If you look at announcements we have made post-Ramius involvement, many of them address issues that Ramius raised in its initial letter. However, if you look at the timeline, many of those very same issues were addressed many months prior to Ramius showing up. For example, the Ramius suggestion that we should hire a strategic advisor to explore alternatives to Blackstone was done six months earlier in a much broader and more strategic context. Again, Ramius has repeatedly refused our offers to provide it with a deeper understanding of our strategy and our Board’s deliberations regarding both tactical and strategic matters.

Early last year, we were asking ourselves as a Board, “Do we need to change course with our strategy?” We regularly review corporate strategy as any active Board should, and we hired top-flight external advisors to help us do that.

OTW:  Did you ask yourselves if you had made a mistake buying Blackstone?

Milinazzo:  Absolutely. We had to ask ourselves that question. We were not achieving our financial or operating objectives for the business.

OTW:  What would you have done differently if the answer had come back, “Yes”?

Milinazzo:  Probably nothing differently than what we are doing today because you want to make sure that you have valuable assets. All the business improvements that you put in place are needed regardless of what you would do with the asset. We made changes in leadership at the business at both the executive and financial levels. We upgraded the sales management team and promoted some of the functional leaders to oversee key projects. All of these were steps that are logical and appropriate when addressing business and performance issues.

But as a matter of Orthofix Board procedure, we regularly ask ourselves: Are the businesses we are in today the right businesses for us going forward? For example, even without the business challenges we faced, the spine market is different three years after we bought the Blackstone business.

Changing Spine Market

OTW:  How has the spine market changed since acquiring Blackstone?

Milinazzo:  I think the spine market is more competitive today than when we entered the space. The number of companies that are competing for share seems to continue to grow. This is why we are excited about the Orthofix strategy, which includes the implants but also relies heavily on the success of our external spine stimulation devices to differentiate us in the market.

Another difference is that some of the acquisitions in the space have created opportunities on the distribution side of the equation, which is a positive for us.

Finally, compliance programs are becoming much more standardized among the larger players in the industry, and we think our Integrity Advantage compliance program sets a very high ethical bar that physicians feel very comfortable with.

Recovery?

OTW:  You recently had a positive quarterly call with the analysts. Why did you hold that call earlier than usual?

Milinazzo:  We are trying to do is to improve the overall financial processes of the company. We brought in a new CFO, Bob Vaters, who has extensive medical device experience.

From our standpoint we are not satisfied with our financial results, although Q4 was an improvement, certainly from Q3. But we believe that there will be better operating performance over the coming quarters. So we are happy to show progress but we also are not where we want to be with our spine implant business just yet. But the trend is encouraging.

We are committed in 2009 to see Blackstone’s growth at 8% to 12%, and to get to profitability in Q4 this year. Our other businesses had stellar performances throughout 2008, and we believe we can maintain above-market growth rates going forward.

The Election

OTW:  What are you able to talk about in terms of the fight for votes of shareholders?

Milinazzo:  We will focus on all of our shareholders to make sure they are informed about our progress in running the business as well as to highlight the qualifications of our current Board of Directors. We have publicly disclosed we would be willing to interview two of the Ramius candidates to see if either or both of them could bring value to the Board. Thus far Ramius has been unwilling to pursue this discussion with us.

We could expand the Board to 12 immediately and avoid a costly and distracting proxy fight. Then working with the full Board, we could return to 10 in an orderly fashion during the normal annual meeting process.

OTW:  You’ve said that two of Ramius’ four candidates [Peter Feld and Steven Lee] were “inexperienced” and “problematic.”

Milinazzo:  Mr. Feld has no healthcare experience whatsoever and no apparent operating experience.

Mr. Lee, from what we can gather publicly, has been through some difficult compliance issues with some of his past businesses. We do not think that his background with compliance would be additive to the Board in any way. So we have ruled them out based on their respective inability to bring incremental functional or operating value to the company and our shareholders.

The other two gentlemen have some relevant backgrounds that would warrant a deeper review.

OTW:  What have you done to round up 51% of shareholders?

Milinazzo:  We meet with shareholders on a regular basis and we have a good handle on what most of our investors’ concerns are at this point. Candidly, very little of their concerns have to do with our current Board. Most of the attention, appropriately, is on Blackstone becoming more stable and becoming profitable, and on our plans to deleverage the company.

We have made great progress on both fronts as evidenced by our recent quarterly results.

Now it’s time to vote. Orthofix shareholders will decide on April 2 if they believe in the change that company management has put in place or if Ramius is the change they’ve been waiting for.

Important Additional Information

Orthofix International N.V. (“Orthofix”) has filed a definitive proxy statement, dated February 26, 2009, with the SEC in connection with a special general meeting of shareholders of Orthofix to be held on April 2, 2009 at which Ramius Capital and certain of its affiliates propose to make changes to the composition of Orthofix’s board of directors. SHAREHOLDERS ARE URGED TO READ ORTHOFIX'S DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY ORTHOFIX WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a free copy of the proxy statement and other materials filed by Orthofix with the SEC at the SEC’s website at www.sec.gov, at Orthofix’s website at www.orthofix.com, or by contacting Georgeson, 199 Water Street, 26th Floor, New York, NY 10038 or by calling (212) 440-9800 (bankers and brokers) or toll-free (800) 323-4133 (all others).

Orthofix and its directors and certain executive officers are participants in the solicitation of proxies in connection with the special general meeting of shareholders. The names of such persons are: James F. Gero, Peter J. Hewett, Jerry C. Benjamin, Charles W. Federico, Dr. Guy J. Jordan, Ph.D., Thomas J. Kester, CPA, Alan W. Milinazzo, Maria Sainz, Dr. Walter P. von Wartburg, Kenneth R. Weisshaar, Robert S. Vaters, Michael Simpson, Bradley R. Mason, Raymond C. Kolls, J.D., and Michael M. Finegan. Information regarding such participants, as well as each such person's respective interests in Orthofix (whether through ownership of Orthofix securities or otherwise), is set forth in Orthofix’s definitive proxy statement dated February 26, 2009, which may be obtained free of charge at the SEC’s website at www.sec.gov, Orthofix's website at www.orthofix.com, or by contacting Georgeson, 199 Water Street, 26th Floor, New York, NY 10038 or by calling (212) 440-9800 (bankers and brokers) or toll-free (800) 323-4133 (all others).